As filed with the Securities and Exchange Commission on May 22, 2026

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

THE WENDY’S COMPANY

(Exact name of registrant as specified in its charter)

Delaware	38-0471180
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

One Dave Thomas Blvd. Dublin, Ohio 43017	43017
(Address of Principal Executive Offices)	(Zip Code)

THE WENDY’S COMPANY

2020 OMNIBUS AWARD PLAN

(Full title of the plan)

John Min, Esq.

Chief Legal Officer and Secretary

The Wendy’s Company

One Dave Thomas Blvd.

Dublin, Ohio 43017

(Name and address of agent for service)

(614) 764-3100

(Telephone number, including area code, of agent for service)

Copy to:

Adam K. Brandt, Esq.

Vorys, Sater, Seymour and Pease LLP

52 East Gay Street

Columbus, Ohio 43215

(614) 464-6400

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The document(s) containing the information specified in Part I of this Registration Statement on Form S-8 (this “Registration Statement”) will be sent or given to participants in the plan covered by this Registration Statement, as specified by Rule 428(b)(1) under the Securities Act of 1933, as amended (the “Securities Act”). Such documents are not being filed with the Securities and Exchange Commission (the “Commission”) either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. Such documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The Wendy’s Company (the “Registrant”) hereby incorporates into this Registration Statement the following documents filed by the Registrant with the Commission:

•	The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 28, 2025 filed by the Registrant with the Commission on February 23, 2026;

•	The Registrant’s Quarterly Report on Form 10-Q for the fiscal quarter ended March 29, 2026 filed by the Registrant with the Commission on May 8, 2026;

•	The Registrant’s Current Reports on Form 8-K filed by the Registrant with the Commission on May 20, 2026 and May 22, 2026; and

•

The description of the Registrant’s common stock set forth in Exhibit 4.7 to the Registrant’s Annual Report on Form 10-K for the fiscal year ended December 28, 2025, filed by the Registrant with the Commission on February 23, 2026, and any amendment or report filed for the purpose of updating such description.

All documents which may be filed by the Registrant with the Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), subsequent to the date hereof and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall also be deemed to be incorporated herein by reference and to be made a part hereof from the date of filing of such documents. Information furnished to the Commission by the Registrant under any Current Report on Form 8-K (including, without limitation, any applicable Current Report on Form 8-K referenced in the first paragraph of this Item 3) shall not be incorporated by reference into this Registration Statement.

Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such earlier statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Section 145(a) of the General Corporation Law of the State of Delaware (the “DGCL”) provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed civil, criminal, administrative or investigative action, suit or proceeding (other than an action by or in the right of the corporation, such as a derivative action) by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent for any corporation, partnership, joint venture, trust or other enterprise (an “Other Entity”). Any such indemnification may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, if the person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his or her conduct was unlawful.

Section 145(b) of the DGCL provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor, by reason of the fact that such person is or was a director, officer, employee or agent of such corporation or is or was serving at the request of such corporation as a director, officer, employee or agent of any Other Entity. Any such indemnification may include expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit, provided such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the corporation’s best interests, provided further that no such indemnification is permitted in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation, unless and only to the extent that the Delaware Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability, such person is fairly and reasonably entitled to indemnity for such expenses as such court shall deem proper.

Section 145 of the DGCL further provides that to the extent that a present or former director or officer of a corporation is successful in the defense of any action, suit or proceeding referred to above or in the defense of any claim, issue or matter therein, he or she shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred in connection therewith. However, if such director or officer is not successful in the defense of any such action, suit or proceeding, or in the defense of any claim, issue or matter therein, he or she shall only be indemnified by the corporation as authorized in the specific case upon a determination that indemnification is proper because he or she met the applicable standard of conduct set forth above as determined by a majority of the disinterested directors or a committee of such directors designated by majority vote of such directors, by independent legal counsel or by the stockholders.

Our certificate of incorporation provides that, to the extent not prohibited by law, we shall indemnify any person who is or was a director or officer of the Registrant or is or was serving in any capacity at the request of the Registrant for any Other Entity. In addition, persons who are not our directors or officers may be similarly indemnified in respect of service to us or to an Other Entity at our request to the extent that our board of directors at any time specifies that such persons are entitled to such indemnification. Our certificate of incorporation provides that any of our directors or officers serving in any capacity for (a) another corporation of which a majority of the shares entitled to vote in the election of its directors is held, directly or indirectly, by the Registrant or (b) any employee benefit plan of the Registrant or any corporation referred to in clause (a) shall be deemed to be doing so at our request.

Our certificate of incorporation provides that we shall reimburse or advance expenses, including attorneys’ fees and disbursements, to any director, officer or other person entitled to indemnification in advance of the final disposition of a proceeding. However, if required by the DGCL, such expenses may only be paid in advance upon receipt by us of an undertaking by or on behalf of such director, officer or other person entitled to indemnification to repay the amount so advanced if it shall ultimately be determined by final judicial decision from which there is no right to appeal that such director, officer or other person is not entitled to be indemnified for such expenses.

Our certificate of incorporation provides that the rights to indemnification and reimbursement or advancement of expenses shall be enforceable by any person entitled to such indemnification, reimbursement or advancement in any court of competent jurisdiction, and the burden of proving that such indemnification, reimbursement or advancement is not appropriate shall be on us. Such a person shall also be indemnified for any expenses incurred in connection with successfully establishing his or her right to indemnification or reimbursement or advancement of expenses, in whole or in part.

Our certificate of incorporation expressly provides that the right to indemnification thereunder is a right and that no repeal or modification of the provisions in our certificate of incorporation relating to indemnification shall affect any rights or obligations with respect thereto. Any person entitled to indemnification or reimbursement or advancement of expenses pursuant to our certificate of incorporation may elect to have such right interpreted on the basis of the applicable law in effect at the time of the occurrence of the event or events giving rise to the applicable proceeding, to the extent permitted by law, or on the basis of the applicable law in effect at the time such indemnification, reimbursement or advancement is sought.

In addition, our by-laws provide indemnification rights to our directors and officers on terms similar to the indemnification provisions in our certificate of incorporation.

We also enter into indemnification agreements with our directors and officers indemnifying them against liability they may incur in their capacity as such. The indemnification agreements do not provide indemnification to the extent that the indemnitee is indemnified and has actually received payment from us under our certificate of incorporation, by-laws, directors’ and officers’ liability insurance, or otherwise. Additionally, the indemnification agreements do not provide indemnification (i) for the return by the indemnitee of any illegal remuneration paid to him or her; (ii) for any profits payable by the indemnitee to us pursuant to Section 16(b) of the Exchange Act; (iii) for any liability resulting from the indemnitee’s knowingly fraudulent, dishonest or willful misconduct; or (iv) for any amount the payment of which is not permitted by applicable law.

Determinations as to whether an indemnitee is entitled to be paid under the indemnification agreements may be made by the majority vote of a quorum of disinterested directors, independent legal counsel selected by our board of directors, a majority of disinterested company stockholders or by a final adjudication of a court of competent jurisdiction. In the event that the Registrant undergoes a “Change of Control” (as defined in the indemnification agreements) all such determinations shall be made by special independent counsel selected by the indemnitee and approved by the Registrant, which approval may not be unreasonably withheld, or by a court of competent jurisdiction. In certain circumstances, an indemnitee may require the Registrant to establish a trust fund to assure that funds will be available to pay any amounts which may be due such indemnitee under an indemnification agreement.

As permitted by Section 102(b)(7) of the DGCL, our certificate of incorporation includes a provision which eliminates the personal liability of a director to us and our stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of a director’s duty of loyalty to us or our stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL (relating to unlawful payment of a dividend and unlawful stock purchase and redemption) or (iv) for any transaction from which the director derived any improper personal benefit.

As permitted by the DGCL, our certificate of incorporation authorizes the Registrant to purchase and maintain directors’ and officers’ liability insurance. We carry directors’ and officers’ liability insurance covering losses up to specified amounts.

The foregoing statements are subject to the detailed provisions of Sections 145 and 102 of the DGCL, our certificate of incorporation, the by-laws and the referenced indemnification agreements.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

Exhibit No.	Description	Location

4.1	Amended and Restated Certificate of Incorporation of the Registrant	Incorporated by reference to Exhibit 3.1 of the Registrant’s Current Report on Form 8-K filed on May 27, 2016.

4.2	By-Laws of the Registrant (as amended and restated through November 5, 2025)	Incorporated by reference to Exhibit 3.1 of the Registrant’s Current Report on Form 8-K filed on November 7, 2025.

4.3	First Amendment to The Wendy’s Company 2020 Omnibus Award Plan	Incorporated by reference to Exhibit 10.2 of the Registrant’s Current Report on Form 8-K filed on May 22, 2026.

4.4	The Wendy’s Company 2020 Omnibus Award Plan	Incorporated by reference to Exhibit 10.1 of the Registrant’s Current Report on Form 8-K filed on May 28, 2020.

5.1	Opinion of Vorys, Sater, Seymour and Pease LLP	*

23.1	Consent of Deloitte & Touche LLP	*

23.2	Consent of Vorys, Sater, Seymour and Pease LLP (included in Exhibit 5.1)	*

24.1	Power of Attorney (included on signature page)	*

107	Filing Fee Table	*

*	Filed herewith.

Item 9. Undertakings.

A.	The undersigned Registrant hereby undertakes:

(l)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)

To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Filing Fee” table in the effective registration statement; and

(iii)

To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs A(1)(i) and A(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2)

That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

B.

The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described in Item 6 of this Part II, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dublin, State of Ohio, on May 22, 2026.

THE WENDY’S COMPANY

By:	/s/ ROBERT D. WRIGHT
Robert D. Wright
President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS that each individual whose signature appears below constitutes and appoints Robert D. Wright, Kenneth Cook and John Min, and each or any of them, acting individually, his or her true and lawful attorney-in-fact and agent, with full power of substitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or his, her or their substitute or substitutes, may lawfully do or cause to be done or by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on May 22, 2026.

Signature	Title

/s/ ROBERT D. WRIGHT	President, Chief Executive Officer and Director
(Robert D. Wright)	(Principal Executive Officer)

/s/ KENNETH COOK	Chief Financial Officer
(Kenneth Cook)	(Principal Financial Officer)

/s/ SUZANNE M. THUERK	Chief Accounting Officer
(Suzanne M. Thuerk)	(Principal Accounting Officer)

/s/ ARTHUR B. WINKLEBLACK	Chairman and Director
(Arthur B. Winkleblack)

/s/ PETER W. MAY	Senior Vice Chairman and Director
(Peter W. May)

/s/ WENDY C. ARLIN	Director
(Wendy C. Arlin)

/s/ MICHELLE CARUSO-CABRERA	Director
(Michelle Caruso-Cabrera)

/s/ RICHARD H. GOMEZ	Director
(Richard H. Gomez)

/s/ MICHELLE J. MATHEWS-SPRADLIN	Director
(Michelle J. Mathews-Spradlin)

/s/ BRADLEY G. PELTZ	Director
(Bradley G. Peltz)

/s/ PETER H. ROTHSCHILD	Director
(Peter H. Rothschild)